Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Revett Minerals Inc.

We consent to the incorporation by reference in the registration statement (No. 333-163225) on Form S-8 of the Company of our report dated March 22, 2011, with respect to the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows of Revett Minerals Inc. for the year ended December 31, 2010 which report appears in the December 31, 2012 annual report on Form 10-K of Revett Minerals Inc.

/s/ KPMG

Chartered Accountants

Vancouver, Canada
March 11, 2013